Kinetik Reports Second Quarter 2024 Financial and Operating Results
•Generated second quarter net income of $108.9 million, representing a 52% increase year-over-year, and Adjusted EBITDA1 of $234.4 million, a 13% increase in Adjusted EBITDA1 year-over-year
•Revised 2024 Adjusted EBITDA1 Guidance of $940 million to $980 million and 2024 Capital Expenditures2 Guidance of $260 million to $300 million (“2024 Guidance”)
•Completed acquisition of Durango Permian, LLC (“Durango”) at the end of June and closed divestiture of 16% non-operated equity interest in Gulf Coast Express pipeline (“GCX”) at the beginning of June
•Sanctioned pre-FID work scope and long-lead critical path items for Kings Landing II and advanced subsurface and permitting workstreams for an acid gas injection well, doubling the processing capacity and further enabling blending and treating at the Kings Landing Processing Complex
•Executed amendment with Lea County, New Mexico producer to increase treating services and minimum volume commitment levels (“MVC”)
HOUSTON and MIDLAND, Texas, August 7, 2024 – Kinetik Holdings Inc. (NYSE: KNTK) (“Kinetik” or the “Company”) today reported financial results for the quarter ended June 30, 2024.
Second Quarter 2024 Results and Commentary

For the three and six months ended June 30, 2024, Kinetik reported net income including noncontrolling interest of $108.9 million and $144.4 million, respectively.

Kinetik generated Adjusted EBITDA1 of $234.4 million and $468.0 million, Distributable Cash Flow1 of $162.9 million and $317.4 million, and Free Cash Flow1 of $105.4 million and $213.0 million for the three and six months ended June 30, 2024, respectively.

For the three months ended June 30, 2024, Kinetik processed natural gas volumes of 1.58 Bcf/d.

“The second quarter was a major step towards our ultimate vision for Kinetik,” said Jamie Welch, Kinetik’s President & Chief Executive Officer. “In June, we closed our two largest transactions since the merger in 2022, expanding our system footprint into Northern Eddy and Lea Counties, New Mexico. This quickly followed the in-service of our organic gathering expansion into Lea County at the beginning of 2024, and most recently, Kinetik expanded gathering, treating, and processing services with one of our largest customers in Lea County, New Mexico. This new amendment increases the existing MVC while also expanding overall margin. A year ago, we had zero operations in the New Mexico Delaware Basin, and today, nearly 20% of our volumes are sourced from New Mexico.”

“The Durango acquisition, a Lea County gas gathering and processing amendment, and the previously announced long-term gas gathering and processing agreement in Eddy County represent approximately $1 billion of strategic investment at a mid-single digit Adjusted EBITDA1 multiple and significantly enhance our position across the entire Delaware Basin.”

“We are in the middle of our 100-day plan to integrate Durango’s assets, processes, and personnel, all while expanding Durango’s geographic scope and system scale. We are pleased with the overall performance of the business, and we have already identified a number of process and system improvements that will create immediate economic value. The Operations team’s project plan includes preventative maintenance, facility upgrades and capacity expansions to existing infrastructure at the Dagger Draw and Maljamar processing complexes. Back-office integration and the implementation of Kinetik’s Environmental, Health and Safety program are now complete. Additionally, we have welcomed over 70 talented employees to the Kinetik team.”

He went on to add, “The Commercial team has been very active with current and prospective customers in New Mexico. We remain highly focused on completing construction of Kings Landing I on time with expected in-service in April 2025, and we have now sanctioned the pre-FID work scope and long-lead critical path items for a second train at the Kings Landing Processing Complex. Growing producer demand in the region and attractive opportunities to connect our Texas System with the Durango system in the Northern Delaware Basin has accelerated the sanctioning of Kings Landing II.”

“Our base business continues to perform well versus our internal expectations outlined in February. Processed natural gas volumes in the quarter were 1.58 Bcf/d, representing a 7% increase year-over-year, despite continued wellhead volume curtailments in response to Waha Hub pricing, which were approximately 140 Mmcf/d.”

Welch continued, “Adjusted EBITDA1 increased 13% year-over-year, reflecting new volumes from the MVC-backed Lea County agreements and improved commodity margins, as well as contributions from the Permian Highway Pipeline Expansion and Delaware Link, which were partially offset by price-related gas volume curtailments and only two months of contributions from GCX. If we closed Durango contemporaneously with the sale of GCX, Kinetik’s second quarter Adjusted EBITDA1 would have increased to nearly $238 million. With the successful completion of the Durango and GCX transactions, we are revising upwards our 2024 Guidance.”

“I am incredibly proud of our team’s execution, focus and dedication to closing two transactions in the month of June and the completion of the integration process. These actions represent a significant step on our corporate journey and achievement of our financial targets.”
Revised 2024 Guidance and Outlook

On February 28, 2024, Kinetik provided 2024 Guidance, including full year Adjusted EBITDA1 of $905 million to $960 million and Capital Expenditures2 of $125 million to $165 million.

Following (i) earnings outperformance to budget in the first half of 2024, (ii) the successful completion of the Durango acquisition, and (iii) the divestiture of the Company’s equity interest in GCX, Kinetik is revising its 2024 Guidance upwards.

Kinetik now estimates full year 2024 Adjusted EBITDA1 between $940 million and $980 million, a 3% increase at the midpoint versus the previous guidance range and implies over 14% Adjusted EBITDA1 growth year-over-year.

Adjusted EBITDA1 Guidance assumptions include:
•Approximately six months of Durango’s existing business;
•High-teens growth of gas processed volumes across Kinetik system;
•Divestiture of the 16% non-operated GCX equity interest at the start of June 2024;
•Updated commodity prices of approximately $77 per barrel for WTI, $2 per MMBtu for Houston Ship Channel natural gas, and $0.60 per gallon for natural gas liquids for the remainder of the year; and
•Unhedged commodity exposure is approximately 7% of expected remaining gross profit.

For Capital Expenditures2 including maintenance capital, Kinetik now estimates guidance to be $260 million to $300 million. This increase reflects capital for (i) the construction of Kings Landing I and pre-FID spend for Kings Landing II, (ii) the new and amended long-term gathering and processing agreements in Eddy and Lea Counties, New Mexico, and (iii) capital for integration, growth and maintenance costs associated with the existing Durango business.

As previously stated, the acquisition and capital projects carry an attractive mid-single digit build-cost multiple and are expected to be over 10% accretive to free cash flow per share starting the second half of 2025.
Capital Allocation Priorities

The Company remains focused on its disciplined capital allocation priorities that maximize shareholder value. The achievement of its leverage target of 3.5x represents one of its core financial priorities and now provides Kinetik with broader capital allocation flexibility going forward.

Financial
a.Achieved quarterly net income of $108.9 million and Adjusted EBITDA1 of $234.4 million.
b.Declared a dividend of $0.75 per share for the quarter ended June 30, 2024, or $3.00 per share on an annualized basis.
c.Exited the quarter with a Leverage Ratio1,3 per the Company’s Credit Agreement of 3.4x and a Net Debt to Adjusted EBITDA1,4 Ratio of 3.8x.
Selected Key Metrics:

	Three Months Ended June 30,	Six Months Ended June 30,
	2024	2024

	(In thousands, except ratios)
Net income including noncontrolling interest[5]	$108,948	$144,355
Adjusted EBITDA[1]	$234,403	$467,962
Distributable Cash Flow[1]	$162,892	$317,418
Dividend Coverage Ratio[1,6]	1.4x	1.4x
Capital Expenditures[2]	$38,046	$98,818
Free Cash Flow[1]	$105,449	$212,960
Leverage Ratio[1,3]		3.4x
Net Debt to Adjusted EBITDA Ratio[1,4]		3.8x
Common stock issued and outstanding[7]		157,519

	June 30, 2024	March 31, 2024

	(In thousands)
Net Debt[1,8]	$3,423,251	$3,537,244
Operational
a.Construction continues on the 200 Mmcf/d Kings Landing I in Eddy County, New Mexico. The project is on schedule with an expected in-service in April 2025.
b.Commenced construction on low- and high-pressure gas gathering and processing project for the New Eddy County Agreement. The contract begins at year-end with gathering services, extending to processing in the second quarter 2025.
c.Executed new amendment to existing gas gathering, treating, and processing agreement with one of Kinetik’s largest customers in Lea County, New Mexico, increasing the MVC and expanding margins beginning in November 2024.
d.Sanctioned pre-FID work scope and procurement of long-lead critical path items for Kings Landing II in response to growing producer demand and attractive commercial opportunities.
e.Advanced subsurface and permitting workstreams for an acid gas injection well at Kings Landing that enables a valuable treating solution for natural gas containing high levels of H2S and CO2.
Governance and Sustainability
a.Received 2023 Safety Award from GPA Midstream Association for outstanding safety performance.
b.Publishing its 2023 Sustainability Report in August 2024.
Upcoming Tour Dates
Kinetik plans to participate at the following upcoming conferences and events:

a.Raymond James Virtual Industrial & Energy Showcase on August 9th
b.Citi One-on-One Midstream & New Energy Infrastructure Conference in Las Vegas on August 13th - 14th
c.Barclays CEO Energy-Power Conference in New York on September 4th - 5th
d.Wolfe Utilities, Midstream & Clean Energy Conference in New York on October 1st - 2nd
e.Citadel Securities Energy Investor Day in New York on October 3rd
Investor Presentation
An updated investor presentation will be available under Events and Presentations in the Investors section of the Company’s website at www.ir.kinetik.com.
Conference Call and Webcast
Kinetik will host its second quarter 2024 results conference call on Thursday, August 8, 2024 at 8:00 am Central Daylight Time (9:00 am Eastern Daylight Time) to discuss second quarter results. To access a live webcast of the conference call, please visit the Investors section of Kinetik’s website at www.ir.kinetik.com. A replay of the conference call also will be available on the website following the call.
About Kinetik Holdings Inc.
Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Midland, Texas and has a significant presence in Houston, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water. Kinetik posts announcements, operational updates, investor information and press releases on its website, www.kinetik.com.
Contacts
Kinetik Investors: (713) 487-4832 Maddie Wagner
(713) 574-4743    Alex Durkee
Website: www.kinetik.com
Forward-looking statements
This news release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company’s future business strategy and plans, expectations, and objectives for the Company’s operations, including statements about strategy, synergies, sustainability goals and initiatives, portfolio monetization opportunities, expansion projects and future operations, and financial guidance; the Company’s projected dividend amounts and the timing thereof; and the Company’s leverage and financial profile. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future development, or otherwise, except as may be required by law.

Additional information
Additional information follows, including a reconciliation of Adjusted EBITDA, Distributable Cash Flow, Free Cash Flow, and Net Debt (non-GAAP financial measures) to the GAAP measures.
Non-GAAP financial measures
Kinetik’s financial information includes information prepared in conformity with generally accepted accounting principles (GAAP) as well as non-GAAP financial information. It is management’s intent to provide non-GAAP financial information to enhance understanding of our consolidated financial information as prepared in accordance with GAAP. Adjusted EBITDA, Distributable Cash Flow, Free Cash Flow, Dividend Coverage Ratio, Net Debt and Leverage Ratio are non-GAAP measures. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. See “Reconciliation of GAAP to Non-GAAP Measures” elsewhere in this news release.

1. A non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Measures” for further details.
2. Net of contributions in aid of construction and returns of invested capital from unconsolidated affiliates.
3. Leverage Ratio is total debt less cash and cash equivalents divided by last twelve months Adjusted EBITDA, calculated in the Company’s credit agreement. The calculation includes EBITDA Adjustments for Qualified Projects, Acquisitions and Divestitures.
4. Net Debt to Adjusted EBITDA Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA.
5. Net income including noncontrolling interest for the three and six months ended June 30, 2023 was $71.7 million and $76.0 million, respectively.
6. Dividend Coverage Ratio is Distributable Cash Flow divided by total declared dividends.
7. Issued and outstanding shares of 157,518,898 is the sum of 59,735,864 shares of Class A common stock and 97,783,034 shares of Class C common stock. Excludes 7,680,492 shares of Class C common stock to be issued on July 1, 2025 in connection with the Durango Permian acquisition.
8. Net Debt is defined as total current and long-term debt, excluding deferred financing costs, less cash and cash equivalents.

KINETIK HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(In thousands, except per share data)
Operating revenues:
Service revenue	$96,415	$102,551	$198,610	$205,976
Product revenue	260,102	191,430	496,669	365,254
Other revenue	2,940	2,222	5,572	6,013
Total operating revenues	359,457	296,203	700,851	577,243
Operating costs and expenses:
Costs of sales (exclusive of depreciation and amortization shown separately below) (1)	146,513	110,467	300,200	226,344
Operating expenses	44,068	39,906	87,474	75,879
Ad valorem taxes	6,212	3,889	12,504	9,347
General and administrative expenses	31,091	22,869	65,227	50,380
Depreciation and amortization expenses	75,061	69,482	148,667	138,336
(Gain) loss on disposal of assets	(76)	12,137	4,090	12,239
Total operating costs and expenses	302,869	258,750	618,162	512,525
Operating income	56,588	37,453	82,689	64,718
Other income (expense):
Interest and other income	309	1,042	400	1,336
Loss on debt extinguishment	(525)	—	(525)	—
Gain on sale of equity method investment	59,884	—	59,884	—
Interest expense	(54,049)	(16,126)	(101,516)	(85,434)
Equity in earnings of unconsolidated affiliates	55,955	49,610	116,424	96,074
Total other income, net	61,574	34,526	74,667	11,976
Income before income taxes	118,162	71,979	157,356	76,694
Income tax expense	9,214	311	13,001	727
Net income including noncontrolling interest	108,948	71,668	144,355	75,967
Net income attributable to Common Unit limited partners	71,756	46,654	95,613	49,517
Net income attributable to Class A Common Stock Shareholders	$37,192	$25,014	$48,742	$26,450

Net income attributable to Class A Common Shareholders, per share
Basic	$0.54	$0.41	$0.68	$0.36
Diluted	$0.54	$0.41	$0.67	$0.36

Weighted-average shares
Basic	59,792	50,553	58,840	48,980
Diluted	60,279	50,625	59,503	49,220

(1) Cost of sales (exclusive of depreciation and amortization) is net of gas service revenues totaling $54.7 million and $38.1 million for the three months ended June 30, 2024 and 2023, respectively, and $99.2 million and $68.5 million for the six months ended June 30, 2024 and 2023, respectively, for certain volumes, where we act as principal.

KINETIK HOLDINGS INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023(1)

	(In thousands)
Net Income Including Noncontrolling Interests to Adjusted EBITDA
Net income including noncontrolling interests (GAAP)	$108,948	$71,668	$144,355	$75,967
Add back:
Interest expense	54,049	16,126	101,516	85,434
Income tax expense	9,214	311	13,001	727
Depreciation and amortization	75,061	69,482	148,667	138,336
Amortization of contract costs	1,655	1,655	3,310	3,310
Proportionate EBITDA from unconsolidated affiliates	85,922	74,481	174,324	146,348
Share-based compensation	15,136	13,299	37,697	30,839
(Gain) loss on disposal of assets	(76)	12,137	4,090	12,239
Loss on debt extinguishment	525	—	525	—
Unrealized hedging loss	—	—	6,883	—
Integration costs	2,510	41	2,551	953
Acquisition transaction costs	3,232	2	3,232	270
Other one-time costs or amortization	2,581	1,104	5,006	4,864
Deduct:
Interest income	310	—	887	—
Warrant valuation adjustment	—	33	—	77
Gain on sale of equity method investment	59,884	—	59,884	—
Unrealized hedging gain	8,205	2,678	—	7,643
Equity income from unconsolidated affiliates	55,955	49,610	116,424	96,074
Adjusted EBITDA(1) (non-GAAP)	$234,403	$207,985	$467,962	$395,493

Distributable Cash Flow(2)
Adjusted EBITDA (non-GAAP)	$234,403	$207,985	$467,962	$395,493
Proportionate EBITDA from unconsolidated affiliates	(85,922)	(74,481)	(174,324)	(146,348)
Returns on invested capital from unconsolidated affiliates	75,429	68,466	152,642	136,230
Interest expense	(54,049)	(16,126)	(101,516)	(85,434)
Unrealized gain on interest rate derivatives	(189)	(36,835)	(9,566)	(19,646)
Maintenance capital expenditures	(6,780)	(5,002)	(17,780)	(9,562)
Distributable cash flow (non-GAAP)	$162,892	$144,007	$317,418	$270,733

Free Cash Flow(3)
Distributable cash flow (non-GAAP)	$162,892	$144,007	$317,418	$270,733
Cash interest adjustment	(29,144)	(35,705)	(29,395)	(20,331)
Realized gain on interest rate swaps	3,953	2,417	7,905	2,417
Growth capital expenditures	(32,160)	(98,644)	(80,413)	(161,908)
Capitalized interest	(986)	(4,811)	(1,930)	(7,044)
Investments in unconsolidated affiliates	—	(93,112)	(3,273)	(150,331)
Returns of invested capital from unconsolidated affiliates	—	—	1,240	5,793
Contributions in aid of construction	894	6,203	1,408	6,872
Free cash flow (non-GAAP)	$105,449	$(79,645)	$212,960	$(53,799)

KINETIK HOLDINGS INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)

	Six Months Ended June 30,
	2024	2023

	(In thousands)
Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$279,222	$231,047
Net changes in operating assets and liabilities	49,046	47,040
Interest expense	101,516	85,434
Amortization of deferred financing costs	(3,582)	(3,055)
Current income tax expense	610	124
Returns on invested capital from unconsolidated affiliates	(152,642)	(136,230)
Proportionate EBITDA from unconsolidated affiliates	174,324	146,348
Derivative fair value adjustment and settlement	2,683	26,341
Unrealized hedging loss (gain)	6,883	(7,643)
Interest income	(887)	—
Integration costs	2,551	953
Transaction costs	3,232	270
Other one-time cost or amortization	5,006	4,864
Adjusted EBITDA(1) (non-GAAP)	$467,962	$395,493

Distributable Cash Flow(2)
Adjusted EBITDA (non-GAAP)	$467,962	$395,493
Proportionate EBITDA from unconsolidated affiliates	(174,324)	(146,348)
Returns on invested capital from unconsolidated affiliates	152,642	136,230
Interest expense	(101,516)	(85,434)
Unrealized gain on interest rate derivatives	(9,566)	(19,646)
Maintenance capital expenditures	(17,780)	(9,562)
Distributable cash flow (non-GAAP)	$317,418	$270,733

Free Cash Flow(3)
Distributable cash flow (non-GAAP)	$317,418	$270,733
Cash interest adjustment	(29,395)	(20,331)
Realized gain on interest rate swaps	7,905	2,417
Growth capital expenditures	(80,413)	(161,908)
Capitalized interest	(1,930)	(7,044)
Investments in unconsolidated affiliates	(3,273)	(150,331)
Returns of invested capital from unconsolidated affiliates	1,240	5,793
Contributions in aid of construction	1,408	6,872
Free cash flow (non-GAAP)	$212,960	$(53,799)

KINETIK HOLDINGS INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)

	June 30,	March 31,
	2024	2024

	(In thousands)
Net Debt(4)
Short-term debt	$148,800	$—
Long-term debt, net	3,258,403	3,517,115
Plus: Debt issuance costs, net	28,597	29,885
Total debt	3,435,800	3,547,000
Less: Cash and cash equivalents	12,549	9,756
Net debt (non-GAAP)	$3,423,251	$3,537,244

(1) Adjusted EBITDA is defined as net income including non-controlling interests adjusted for interest, taxes, depreciation and amortization, impairment charges, asset write-offs, the proportionate EBITDA from unconsolidated affiliates, equity in earnings from unconsolidated affiliates, share-based compensation expense, non-cash increases and decreases related to trading and hedging agreements, extraordinary losses and unusual or non-recurring charges. Adjusted EBITDA provides a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income including non-controlling interests or any other measure of financial performance presented in accordance with GAAP..
(2) Distributable Cash Flow is defined as Adjusted EBITDA, adjusted for the proportionate EBITDA from unconsolidated affiliates, returns on invested capital from unconsolidated affiliates, interest expense, net of amounts capitalized, unrealized gains or losses on interest rate derivatives and maintenance capital expenditures. Distributable Cash Flow should not be considered as an alternative to the GAAP measure of net income including non-controlling interests or any other measure of financial performance presented in accordance with GAAP. We believe that Distributable Cash Flow is a useful measure to compare cash generation performance from period to period and to compare the cash generation performance for specific periods to the amount of cash dividends we make.
(3) Free Cash Flow is defined as Distributable Cash Flow adjusted for growth capital expenditures, investments in unconsolidated affiliates, returns of invested capital from unconsolidated affiliates, cash interest, capitalized interest, realized gains or losses on interest rate derivatives and contributions in aid of construction. Free Cash flow should not be considered as an alternative to the GAAP measure of net income including non-controlling interests or any other measure of financial performance presented in accordance with GAAP. We believe that Free Cash Flow is a useful performance measure to compare cash generation performance from period to period and to compare the cash generation performance for specific periods to the amount of cash dividends that we make.
(4) Net Debt is defined as total current and long-term debt, excluding deferred financing costs, premiums and discounts, less cash and cash equivalents. Net Debt illustrates our total debt position less cash on hand that could be utilized to pay down debt at the balance sheet date. Net Debt should not be considered as an alternative to the GAAP measure of total long-term debt, or any other measure of financial performance presented in accordance with GAAP.